Exhibit 99.1

The New York Times Company Reports 2018 Third-Quarter Results

NEW YORK--(BUSINESS WIRE)--November 1, 2018--The New York Times Company (NYSE:NYT) announced today third-quarter 2018 diluted earnings per share from continuing operations of $.15 compared with $.20 in the same period of 2017. Adjusted diluted earnings per share from continuing operations (defined below) was $.15 in the third quarter of 2018 compared with $.12 in the third quarter of 2017.

Operating profit rose to $41.4 million in the third quarter of 2018 from $31.8 million in the same period of 2017, principally driven by higher digital subscription, digital advertising and other revenues, as well as a gain from a pension liability adjustment, partially offset by higher operating costs. Adjusted operating profit (defined below) was $53.7 million in the third quarter of 2018, flat compared with $54.0 million in the third quarter of 2017 as higher digital subscription, digital advertising and other revenues were offset by higher adjusted operating costs.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “This was a strong third quarter for the Company. We added 203,000 total net new digital-only subscriptions in the quarter and grew total revenue by 8 percent against the same quarter in 2017. We also passed two significant milestones, and now have more than 3 million digital-only subscriptions and more than 4 million total subscriptions.

“We’re executing on our subscription-first strategy; this quarter, subscription revenues accounted for nearly two-thirds of the Company’s revenues. We’re investing aggressively in our journalism, product and marketing and are seeing tangible results in our digital growth.

“Turning to advertising, as expected, we are seeing a much stronger second half of the year. We had an exceptional third quarter with digital advertising up 17 percent and growth of 7 percent in total advertising.”

Comparisons
Unless otherwise noted, all comparisons are for the third quarter of 2018 to the third quarter of 2017.

In the first quarter of 2018, the Company adopted Accounting Standards Update 2017-07 Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). The Company has recast its third quarter and nine months ended September 24, 2017, results to reflect the impact of the adoption of ASU 2017-07 for comparability purposes; there was no impact to net income as a result of the adoption. Refer to the Condensed Consolidated Statements of Operations for more details.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

In connection with the adoption of ASU 2017-07 in the first quarter of 2018, the Company modified its definitions of adjusted operating profit, adjusted operating costs and non-operating retirement costs in response to changes in the GAAP presentation of single employer pension and postretirement benefit costs. For comparability purposes, the Company has also presented each of its non-GAAP financial measures for the third quarter and first nine months ended September 24, 2017, reflecting the recast of its financial statements for such periods to account for the adoption of ASU 2017-07 and the revised definitions of the non-GAAP financial measures. Refer to Reconciliation of Non-GAAP Information in the exhibits for more details. As disclosed in the Company’s first quarter 2018 earnings release, in the revised full-year 2017 presentation of non-GAAP financial measures, the Company’s adjusted diluted earnings per share from continuing operations decreased by $.04 from $.80 to $.76, its adjusted operating costs increased by $9.7 million, and its adjusted operating profit decreased by the same amount, in each case compared with the previously reported amounts.

Third-quarter 2018 results included the following special item:

  A $4.9 million gain ($3.6 million after tax or $.02 per share) from a pension liability adjustment.

Third-quarter 2017 results included the following special items:

  A $30.1 million gain ($16.1 million after tax and net of noncontrolling interest or $.10 per share) from joint ventures related to the sale of the remaining assets of Madison Paper Industries, in which the Company has an investment through a subsidiary.
  A $2.5 million charge ($1.5 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.

Results from Continuing Operations

Revenues
Total revenues for the third quarter of 2018 increased 8.2 percent to $417.3 million from $385.6 million in the third quarter of 2017. Subscription revenues increased 4.5 percent, while advertising revenues increased 7.1 percent and other revenues increased 49.3 percent.

Subscription revenues in the third quarter of 2018 rose primarily due to growth in recent years in the number of subscriptions to the Company’s digital-only products. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased 18.1 percent compared with the third quarter of 2017, to $101.2 million.

Paid digital-only subscriptions totaled approximately 3,095,000 at the end of the third quarter of 2018, a net increase of 203,000 subscriptions compared with the end of the second quarter of 2018 and a 24.4 percent increase compared with the end of the third quarter of 2017. Of the 203,000 additions, 143,000 came from the Company’s digital news products, while the remainder came from the Company’s Cooking and Crossword products.

Third-quarter digital advertising revenue increased 17.3 percent, while print advertising revenue decreased 0.7 percent. Digital advertising revenue was $57.8 million, or 47.5 percent of total Company advertising revenues, compared with $49.2 million, or 43.3 percent, in the third quarter of 2017. The increase in digital advertising revenue reflected growth in both creative services and traditional direct-sold advertising on our digital platforms.

Other revenues rose 49.3 percent in the third quarter primarily as a result of growth in our commercial printing operations, four and a half additional floors of rental income from our New York headquarters building and affiliate referral revenue associated with the product review and recommendation website, Wirecutter.

Operating Costs
Operating costs increased in the third quarter of 2018 to $380.8 million compared with $351.3 million in the third quarter of 2017, while adjusted operating costs increased to $363.7 million from $331.6 million in the third quarter of 2017 largely due to higher marketing expenses incurred to promote our brand and products, labor and raw material costs from commercial printing, newsroom costs and costs related to our advertising business.

Marketing expenses increased to $40.4 million in the third quarter of 2018 from $26.6 million in 2017 largely due to an increase in subscription acquisition and brand marketing costs.

Other Data

Other Components of Net Periodic Benefit Costs/(Income)
Other components of net periodic benefit costs/(income) increased in the third quarter of 2018 to $2.3 million compared with ($1.2) million in the third quarter of 2017 primarily due to lower expected returns on pension assets, partially offset by lower interest costs.

Interest Expense and Other, net
Interest expense and other, net decreased in the third quarter of 2018 to $4.0 million compared with $4.7 million in the third quarter of 2017 as a result of higher interest income from cash and cash equivalents and marketable securities.

Income Taxes
The Company had income tax expense of $10.1 million in the third quarter of 2018 compared with $23.4 million in the third quarter of 2017. The decrease was primarily due to taxes incurred for a gain related to a joint venture in the third quarter of 2017 and the reduction in the U.S. federal corporate income tax rate that took effect in 2018.

Liquidity
As of September 30, 2018, the Company had cash and marketable securities of $794.5 million (excluding restricted cash of $18.2 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). Included within marketable securities are approximately $68 million of securities used as collateral for letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. Total debt and capital lease obligations were $252.8 million.

Capital Expenditures
Capital expenditures totaled approximately $15 million in the third quarter of 2018 compared with $39 million in the third quarter of 2017. The expenditures were primarily related to improvements at our College Point printing and distribution facility and the redesign and consolidation of space in our headquarters building.

Outlook
The Company’s fourth quarter of 2018 contains 13 weeks compared with 14 weeks in 2017. The following outlook reflects both the inclusion and exclusion of the impact of this additional week in the prior year.

On a 13-week 2018 to 14-week 2017 basis (including the impact of the additional week in 2017):

Total subscription revenues in the fourth quarter of 2018 are expected to decrease in the low to mid-single digits compared with the fourth quarter of 2017, with digital-only subscription revenue expected to increase in the high-single digits.

Total advertising revenues in the fourth quarter of 2018 are expected to decrease in the mid-single digits compared with the fourth quarter of 2017, with digital advertising revenue expected to increase in the mid-single digits.

Other revenues in the fourth quarter of 2018 are expected to increase approximately 40 percent compared with the fourth quarter of 2017.

Operating costs and adjusted operating costs are expected to increase in the mid-single digits in the fourth quarter of 2018 compared with the fourth quarter of 2017 as a result of higher marketing costs and growth in commercial printing operations.

On a comparable 13-week basis (excluding the impact of the additional week in 2017):

Total subscription revenues in the fourth quarter of 2018 are expected to increase in the mid-single digits compared with the fourth quarter of 2017, with digital-only subscription revenue expected to increase in the mid-teens.

Total advertising revenues in the fourth quarter of 2018 are expected to be approximately flat compared with the fourth quarter of 2017, with digital advertising revenue expected to increase in the mid-teens.

Other revenues in the fourth quarter of 2018 are expected to increase approximately 40 percent compared with the fourth quarter of 2017.

The Company expects the following on a pre-tax basis in 2018:

  Depreciation and amortization: $58 million to $60 million,
  Interest expense and other, net: $17 million to $19 million, and
  Capital expenditures: approximately $60 million.

Conference Call Information
The Company’s third-quarter 2018 earnings conference call will be held on Thursday, November 1 at 11:00 a.m. E.T.

Participants can pre-register for the telephone conference at dpregister.com/10124755, which will generate dial-in instructions allowing participants to bypass an operator at the time of the call. Alternatively, to access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, November 15. The passcode is 10124755.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	Third Quarter			Nine Months
	2018	2017	% Change	2018	2017	% Change
Revenues
Subscription(a)	$257,796	$246,638	4.5%	$779,018	$739,050	5.4%
Advertising(b)	121,677	113,633	7.1%	366,525	375,895	(2.5%)
Other(c)	37,873	25,364	49.3%	100,311	76,568	31.0%
Total revenues	417,346	385,635	8.2%	1,245,854	1,191,513	4.6%
Operating costs
Production costs(d)	163,434	150,154	8.8%	473,632	453,145	4.5%
Selling, general and administrative costs(d)	202,473	185,442	9.2%	614,464	598,367	2.7%
Depreciation and amortization	14,847	15,677	(5.3%)	43,969	46,961	(6.4%)
Total operating costs(d)	380,754	351,273	8.4%	1,132,065	1,098,473	3.1%
Headquarters redesign and consolidation(e)	—	2,542	*	3,140	6,929	(54.7%)
Gain from pension liability adjustment(f)	(4,851)	—	*	(4,851)	—	*
Operating profit(d)	41,443	31,820	30.2%	115,500	86,111	34.1%
Other components of net periodic benefit costs/(income)(d)	2,335	(1,193)	*	6,226	(3,580)	*
(Loss)/Gain from joint ventures(g)	(16)	31,557	*	(9)	31,464	*
Interest expense and other, net	4,026	4,660	(13.6%)	13,439	15,118	(11.1%)
Income from continuing operations before income taxes	35,066	59,910	(41.5%)	95,826	106,037	(9.6%)
Income tax expense	10,092	23,420	(56.9%)	25,342	40,873	(38.0%)
Income from continuing operations	24,974	36,490	(31.6%)	70,484	65,164	8.2%
Loss from discontinued operations, net of income taxes (h)	—	488	*	—	488	*
Net income	24,974	36,002	(30.6%)	70,484	64,676	9.0%
Net loss/(income) attributable to the noncontrolling interest	2	(3,673)	*	1	(3,567)	*
Net income attributable to The New York Times Company common stockholders	$24,976	$32,329	(22.7%)	$70,485	$61,109	15.3%
Average number of common shares outstanding:
Basic	165,064	162,173	1.8%	164,742	161,798	1.8%
Diluted	166,966	164,405	1.6%	166,671	164,005	1.6%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.15	$0.20	(25.0%)	$0.43	$0.38	13.2%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.15	$0.20	(25.0%)	$0.42	$0.37	13.5%
Dividends declared per share	$0.04	$0.08	(50.0%)	$0.12	$0.12	0.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the third quarters and first nine months of 2018 and 2017:

		Third Quarter			Nine Months
		2018	2017	% Change	2018	2017	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$95,568	$82,073	16.4%	$279,693	$234,234	19.4%
	Other product subscription revenues(2)	5,639	3,610	56.2%	15,669	9,810	59.7%
	Total digital-only subscription revenues	$101,207	$85,683	18.1%	$295,362	$244,044	21.0%
(1)

Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2)	Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.

The following table summarizes digital-only subscriptions as of the end of the third quarters of 2018 and 2017:

	Third Quarter
	2018	2017	% Change
Digital-only subscriptions:
News product subscriptions(1)	2,541	2,132	19.2%
Other product subscriptions(2)	554	355	56.1%
Total digital-only subscriptions	3,095	2,487	24.4%
(1)	Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(2)	Includes standalone subscriptions to the Company’s Crossword and Cooking products.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(b)	The following table summarizes advertising revenues by category for the third quarters and first nine months of 2018 and 2017:

		Third Quarter 2018			Third Quarter 2017			% Change
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$57,245	$43,730	$100,975	$56,710	$41,547	$98,257	0.9%	5.3%	2.8%
	Classified and Other	6,676	14,026	20,702	7,679	7,697	15,376	(13.1)%	82.2%	34.6%
	Total advertising	$63,921	$57,756	$121,677	$64,389	$49,244	$113,633	(0.7)%	17.3%	7.1%

		Nine Months 2018			Nine Months 2017			% Change
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$188,853	$123,870	$312,723	$196,836	$129,008	$325,844	(4.1)%	(4.0)%	(4.0)%
	Classified and Other	22,182	31,620	53,802	24,966	25,085	50,051	(11.2)%	26.1%	7.5%
	Total advertising	$211,035	$155,490	$366,525	$221,802	$154,093	$375,895	(4.9)%	0.9%	(2.5)%

(c)	Other revenues primarily consist of revenues from commercial printing, building rental income, news services/syndication, affiliate referrals, digital archive licensing, NYT Live (our live events business) and retail commerce.

(d)	As a result of the adoption of the ASU 2017-07 during the first quarter of 2018, the service cost component of net periodic benefit costs/(income) from our pension and other postretirement benefits plans will continue to be presented within operating costs, while the other components of net periodic benefits costs/(income) such as interest cost, amortization of prior service credit and gains or losses from our pension and other postretirement benefits plans will be separately presented outside of “Operating costs” in the new line item “Other components of net periodic benefits costs/(income)”. The Company has recast the Condensed Consolidated Statement of Operations for the third quarter and first nine months of 2017 to conform with the current period presentation. This resulted in $0.2 million and $1.0 million of credits being reclassified from “Production costs” and “Selling, general and administrative costs” to “Other components of net periodic benefit costs/(income)” in the third quarter of 2017 and $0.7 million and $2.9 million of credits being reclassified from “Production costs” and “Selling, general and administrative costs” to “Other components of net periodic benefit costs/(income)” in the first nine months of 2017. This recast increased the third quarter and first nine months of 2017 “Operating costs” by $1.2 million and $3.6 million, respectively, while “Operating profit” decreased by the same amount. There was no impact to net income.

(e)	In the third quarter of 2017, the Company recognized $2.5 million pre-tax expenses related to the redesign and consolidation of space in our headquarters building and $3.1 million and $6.9 million pre-tax expenses in the first nine months of 2018 and 2017, respectively.

(f)	In the third quarter of 2018, the Company recorded a $4.9 million gain from a pension liability adjustment.

(g)	In the third quarter of 2017, the Company recorded a $30.1 million gain from joint ventures related to the sale of the remaining assets at a paper mill previously operated by Madison Paper Industries.

(h)	In the third quarter of 2017, the Company recorded a charge of $0.8 million ($0.5 million after tax) in connection with the settlement of litigation involving NEMG T&G, a subsidiary of the Company and a part of the New England Media Group, which the Company sold in 2013. The impact to both basic and diluted earnings per share related to this item rounded to zero.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

As a result of the adoption of ASU 2017-07 during the first quarter of 2018, all single employer pension and other postretirement benefit expenses with the exception of service cost were reclassified from operating costs to “Other components of net periodic benefit costs/(income)”. See note (d) to the Footnotes to the Condensed Consolidated Statement of Operations above. In connection with the adoption of ASU 2017-07, the Company made the following changes to its non-GAAP financial measures in order to align them with the new GAAP presentation:

• revised the components of non-operating retirement costs to include amortization of prior service credit of single employer pension and other postretirement benefit expenses; and

• revised the definition of adjusted operating profit and adjusted operating costs to exclude only multiemployer pension plan withdrawal costs (which historically have been and continue to be a component of non-operating retirement costs), rather than all non-operating retirement costs. As a result of the adoption of ASU 2017-07 non-operating retirement costs other than multiemployer pension plan withdrawal costs are now separately presented outside of operating costs and accordingly have no impact on operating profit and cost under GAAP, or adjusted operating profit or adjusted operating costs. Multiemployer pension plan withdrawal costs remain in GAAP operating costs and therefore continue to be an adjustment to these non-GAAP measures.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense and (iii) all multiemployer pension plan withdrawal costs.

These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	Third Quarter			Nine Months
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
Diluted earnings per share from continuing operations	$0.15	$0.20	(25.0)%	$0.42	$0.37	13.5%
Add:
Severance	—	0.01	*	0.03	0.14	(78.6)%
Non-operating retirement costs	0.03	—	*	0.07	0.01	*
Special items:
Headquarters redesign and consolidation	—	0.02	*	0.02	0.04	(50.0)%
Gain from pension liability adjustment	(0.03)	—	*	(0.03)	—	*
Gain in joint ventures, net of noncontrolling interest	—	(0.16)	*	—	(0.16)	*
Income tax expense of adjustments	—	0.05	*	(0.02)	(0.01)	*
Adjusted diluted earnings per share from continuing operations (2)	$0.15	$0.12	25.0%	$0.49	$0.40	22.5%
(1)

Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of non-operating retirement costs. See Impact of Modification of Non-GAAP Measures for more information.

(2)	Amounts may not add due to rounding.
*	Represents a change equal to or in excess of 100% or not meaningful.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	Third Quarter			Nine Months
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
Operating profit	$41,443	$31,820	30.2%	$115,500	$86,111	34.1%
Add:
Depreciation & amortization	14,847	15,677	(5.3)%	43,969	46,961	(6.4)%
Severance	293	2,123	(86.2)%	4,926	22,977	(78.6)%
Multiemployer pension plan withdrawal costs	1,943	1,870	3.9%	5,838	5,951	(1.9)%
Special items:
Headquarters redesign and consolidation	—	2,542	*	3,140	6,929	(54.7)%
Gain from pension liability adjustment	(4,851)	—	*	(4,851)	—	*
Adjusted operating profit	$53,675	$54,032	(0.7)%	$168,522	$168,929	(0.2)%
(1)

Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of adjusted operating profit. See Impact of Modification of Non-GAAP Measures for more information.

*	Represents a change equal to or in excess of 100% or not meaningful.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	Third Quarter			Nine Months
	2018	2017 (1)	% Change	2018	2017 (1)	% Change
Operating costs	$380,754	$351,273	8.4%	1,132,065	$1,098,473	3.1%
Less:
Depreciation & amortization	14,847	15,677	(5.3)%	43,969	46,961	(6.4)%
Severance	293	2,123	(86.2)%	4,926	22,977	(78.6)%
Multiemployer pension plan withdrawal costs	1,943	1,870	3.9%	5,838	5,951	(1.9)%
Adjusted operating costs	$363,671	$331,603	9.7%	$1,077,332	$1,022,584	5.4%
(1)

Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of adjusted operating costs. See Impact of Modification of Non-GAAP Measures for more information.

*	Represents a change equal to or in excess of 100% or not meaningful.

Impact of Modification of Non-GAAP Measures
In connection with the adoption of ASU 2017-07 in the first quarter of 2018, the Company modified its definitions of adjusted operating profit, adjusted operating costs and non-operating retirement costs in response to changes in the GAAP presentation of single employer pension and postretirement benefit costs. For comparability purposes, the Company has presented each of its non-GAAP financial measures for the third quarter of 2017 and first nine months of 2017 reflecting the recast of its financial statements for such periods to account for the adoption of ASU 2017-07 and the revised definitions of the non-GAAP financial measures. The following tables show the adjustments to the previously presented metrics.

Adjustments made to the reconciliation of diluted earnings per share from continuing operations to adjusted diluted earnings per share from continuing operations

	Third Quarter				Nine Months
	2017 Previously Reported	Adjustment		2017 Recast	2017 Previously Reported	Adjustment		2017 Recast
Diluted earnings per share from continuing operations	$0.20	$—		$0.20	$0.37	$—		$0.37
Add:
Severance	0.01	—		0.01	0.14	—		0.14
Non-operating retirement costs	0.02	(0.02)	(1)	—	0.06	(0.05)	(1)	0.01
Special items:
Headquarters redesign and consolidation	0.02	—		0.02	0.04	—		0.04
Gain in joint ventures, net of noncontrolling interest	(0.16)	—		(0.16)	(0.16)	—		(0.16)
Income tax expense of adjustments	0.04	0.01		0.05	(0.03)	0.02		(0.01)
Adjusted diluted earnings per share from continuing operations(2)	$0.13	$(0.01)		$0.12	$0.42	$(0.03)		$0.40
(1)	Reflects the inclusion of amortization of prior service credits in the definition of non-operating retirement costs.
(2)	Amounts may not add due to rounding.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

Adjustments made to the reconciliation of operating profit to adjusted operating profit

	Third Quarter				Nine Months
	2017 Previously Reported	Adjustment		2017 Recast	2017 Previously Reported	Adjustment		2017 Recast
Operating profit	$33,013	$(1,193)	(1)	$31,820	$89,691	$(3,580)	(1)	$86,111
Add:
Depreciation & amortization	15,677	—		15,677	46,961	—		46,961
Severance	2,123	—		2,123	22,977	—		22,977
Non-operating retirement costs	3,100	(3,100)	(2)	—	9,642	(9,642)	(2)	—
Multiemployer pension plan withdrawal costs	—	1,870	(2)	1,870	—	5,951	(2)	5,951
Special items:
Headquarters redesign and consolidation	2,542	—		2,542	6,929	—		6,929
Adjusted operating profit	$56,455	$(2,423)	(3)	$54,032	$176,200	$(7,271)	(3)	$168,929
(1)	Recast as a result of the adoption of ASU 2017-07. See footnote (d) to the Condensed Consolidated Statements of Operations for more information.
(2)

As a result of the change in the definition of adjusted operating profit, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating profit.

(3)

Represents amortization of prior service credits, which historically were a component of operating profit but not an adjustment to adjusted operating profit. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating profit. For the third quarter and first nine months of 2017, $(2.4) million and $(7.3) million, respectively, of amortization of prior service credits have been reclassified out of operating profit thereby reducing operating profit and adjusted operating profit.

Adjustments made to the reconciliation of operating costs to adjusted operating costs

	Third Quarter				Nine Months
	2017 Previously Reported	Adjustment		2017 Recast	2017 Previously Reported	Adjustment		2017 Recast
Operating costs	$350,080	$1,193	(1)	$351,273	$1,094,893	$3,580	(1)	$1,098,473
Less:
Depreciation & amortization	15,677	—		15,677	46,961	—		46,961
Severance	2,123	—		2,123	22,977	—		22,977
Non-operating retirement costs	3,100	(3,100)	(2)	—	9,642	(9,642)	(2)	—
Multiemployer pension plan withdrawal costs	—	1,870	(2)	1,870	—	5,951	(2)	5,951
Adjusted operating costs	$329,180	$2,423	(3)	$331,603	$1,015,313	$7,271	(3)	$1,022,584
(1)	Recast as a result of the adoption of ASU 2017-07. See footnote (d) to the Condensed Consolidated Statements of Operations for more information.
(2)

As a result of the change in the definition of adjusted operating costs, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating costs.

(3)

Represents amortization of prior service credits, which historically were a component of operating costs but not an adjustment to adjusted operating costs. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating costs. For the third quarter and first nine months of 2017, ($2.4) million and ($7.3) million, respectively, of amortization of prior service credits have been reclassified out of operating costs thereby increasing operating costs and adjusted operating costs.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands)

The following table reconciles other components of net periodic benefit costs/(income), excluding special items, to the comparable non-GAAP metric, non-operating retirement costs.

	Third Quarter of 2017	Nine Months of 2017
Pension:
Interest cost	$17,552	$52,652
Expected return on plan assets	(26,136)	(78,407)
Amortization and other costs	8,439	25,321
Amortization of prior service credit (1)	(486)	(1,458)
Non-operating pension income	(631)	(1,892)
Other postretirement benefits:
Interest cost	470	1,410
Amortization and other costs	905	2,715
Amortization of prior service credit (1)	(1,937)	(5,813)
Non-operating other postretirement benefits income	(562)	(1,688)
Other components of net periodic benefit income	(1,193)	(3,580)
Multiemployer pension plan withdrawal costs	1,870	5,951
Total non-operating retirement costs	$677	$2,371
(1)	The total amortization of prior service credit was $(2.4) million and $(7.3) million for the third quarter and first nine months of 2017, respectively.

CONTACT:
The New York Times Company
For Media:
Danielle Rhoades Ha, 212-556-8719; danielle.rhoades-ha@nytimes.com
or
For Investors:
Harlan Toplitzky, 212-556-7775; harlan.toplitzky@nytimes.com